EXHIBIT 10.5

Darkstar Ventures Inc.
410 Park Avenue, 15th Floor
New York, NY 10022

November 20, 2012

Real Aesthetics Inc.

Re:   Reverse Merger with Darkstar Ventures Inc.

Gentlemen:

This Letter of Intent (this “Agreement”) shall set forth our mutual agreement regarding a transaction whereby the shareholders of Real Aesthetics, Inc., a Nevada company (“Real Aesthetics”) shall be issued shares of Darkstar Ventures Inc., a Nevada company (the "Company") (OTCBB: DAVC) in consideration for the acquisition by the Company of 100% of the issued and outstanding stock of Real Aesthetics.

As a result of the reverse merger, Real Aesthetics shall become a wholly-owned subsidiary of the Company and the board of directors of the Company shall consist of persons appointed by Real Aesthetics. The shares of the Company to be issued to the shareholders of Real Aesthetics shall be determined upon receipt of the audited financial statements of Real Aesthetics.

The closing of the contemplated purchase is subject to the following terms:

(i)	Each party performing its full due diligence over the other and being fully satisfied in its sole and absolute discretion with such investigation;
(ii)
Execution and delivery of documentation appropriate for the transaction in form and substance mutually acceptable to both parties, including without limitation, representations and warranties regarding the business, assets and liabilities of Real Aesthetics; and

(iii)
The filing of a Current Report on Form 8-K, which includes the requisite information about Real Aesthetics and audited financial statements of Real Aesthetics in accordance with the rules and regulations of the Securities and Exchange Commission.

Subject to the forgoing, it is the intent of the parties that a definitive purchase and sale agreement with respect to the transactions contemplated in this Agreement shall be executed and delivered no later than January 31, 2013 and the parties shall use their best efforts to achieve same.

Each party shall enable the officers, independent certified public accountants, counsel, bankers and other representatives of the other access to its properties, books, records, personnel, business and other commercial relationships, and will fully cooperate in order that such party may have full opportunity to make such investigation as it reasonably desires to make of the other.

Each party shall cooperate fully with the other in furnishing any necessary information required in connection with the preparation, distribution and filing with the Securities and Exchange Commission and any other government or regulatory agencies or stock exchanges.

In consideration of the above, Real Aesthetics shall not, nor will it permit any of its officers, directors, employees, stockholders, agents, representatives (including, without limitation, brokers and financial advisors) or any other person acting on behalf of Real Aesthetics, to, directly or indirectly, solicit, negotiate and/or accept any offer to acquire any of its securities or all or substantially all of its assets until the execution and delivery of definitive agreements with respect to the contemplated transaction.

Until the closing of the contemplated transaction, or termination of the transaction in accordance with the definitive agreement, Real Aesthetics shall use its best efforts to preserve and maintain its assets and shall conduct its business only in the normal and ordinary course. Real Aesthetics shall not, among other things, do any of the following: (i) enter into any transaction or (ii) enter into, assume or become bound or obligated by any agreement, contract or commitment or extend or modify the terms of any presently existing agreement which (a) involves the payment of greater than $500 per annum or that extends for more than one year and for such agreements in the aggregate such payment shall not exceed $1,000, (b) increases the compensation of any employee of Real Aesthetics, (c) involves any payment or obligation to any third party, or (d) establishes any new, or modify any existing, employee benefit, compensation or stock plan; or (iv) declares or pays any dividends or make any distribution of assets to its shareholders or pay any bonuses or make any payments to its officers, directors or employees; or (v) grants any share options or issue any shares or any other securities; or (vi) hires any employees or consultants.

Each party shall bear its own expenses and costs related to the transaction, including, without limitation, attorneys’ fees and disbursements.

Except as required by applicable law, Real Aesthetics shall not disclose nor permit its officers, representatives, agents or employees to discuss the existence or terms of this Agreement to any third party without the prior written consent of the Company.

The parties agree to negotiate in good faith the terms and conditions of the definitive agreements with respect to the transaction.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed therein without giving effect to conflict of law principles.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No assignment of this Agreement or any right or obligation hereunder made be made by the parties and any such attempted assignment shall be void.

This Agreement may be executed in counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

If the foregoing accurately sets forth our agreement, please execute where indicated below and return a fully executed copy of this Agreement to our attention, whereupon this Agreement shall become a valid and binding agreement between us in accordance with the terms hereof.

DARKSTAR VENTURES INC.

By:	/s/ Chizkyau Lapin
Name:	Chizkyau Lapin
Title:	President

AGREED AND ACCEPTED:

REAL AESTHETICS, INC.

By:	/s/ Yaniv Beran
Name:	Yaniv Beran
Title:	CEO